Exhibit 23.1

Tel: 919-754-9370	421 Fayetteville Street
Fax: 919-754-9369	Suite 300
www.bdo.com	Raleigh, NC 27601

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 12, 2026 relating to the consolidated financial statements of Theriva Biologics, Inc. (the Company), which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Raleigh, North Carolina

August 24, 2026

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.